Exhibit 99
News Release

FOR IMMEDIATE RELEASE	Contact:	Alan D. Eskow
Senior Executive Vice President and
Chief Financial Officer
973-305-4003

VALLEY NATIONAL BANCORP REPORTS FIRST QUARTER EARNINGS
AND SOLID COMMERCIAL LOAN GROWTH

WAYNE, NJ – April 30, 2015 -- Valley National Bancorp (NYSE:VLY), the holding company for Valley National Bank, today reported net income for the first quarter of 2015 of $30.3 million, or $0.13 per diluted common share as compared to net income of $25.1 million, or $0.11 per diluted common share, for the fourth quarter of 2014 and the first quarter of 2014 earnings of $33.8 million, or $0.17 per diluted common share. The first quarter of 2014 earnings per diluted common share included approximately $0.04 per share related to a tax benefit of $8.3 million as a result of a decrease in our reserve for unrecognized tax benefits. See the "Income Tax Expense" section below for more details.
Key financial highlights for the first quarter:

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Non-Covered Loans: Total non-covered loans (i.e., loans which are not subject to our loss-sharing agreements with the FDIC) increased by $288.7 million, or 8.7 percent on an annualized basis, to $13.6 billion at March 31, 2015 from December 31, 2014 largely due to solid growth in all loan categories. Higher volumes within commercial and industrial loans, commercial real estate (including construction) loans and residential mortgage loans accounted for the majority of the first quarter growth, as total outstanding balances in these categories increased by $124.7 million, $73.8 million and $70.1 million, or 22.3 percent, 4.5 percent, and 11.1 percent on an annualized basis, respectively. The commercial and industrial loan growth resulted from a significant uptick in new and existing customer demand. During the first quarter of 2015, Valley sold approximately $31.1 million of residential mortgage loans originated for sale.

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Asset Quality: Overall, our non-performing assets decreased by 11.9 percent to $73.2 million at March 31, 2015 as compared to $83.1 million at December 31, 2014 partly due to the sale of a $7.1 million non-performing loan held for sale. Non-accrual loans moderately increased to $57.5 million, or 0.42 percent of our entire loan portfolio of $13.7 billion, at March 31, 2015 as compared to $55.8 million, or 0.41 percent of total loans, at December 31, 2014. See further details under the "Credit Quality" section below.

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Net Interest Income and Margin: Net interest income totaling $132.1 million for the three months ended March 31, 2015 increased $3.4 million as compared to the fourth quarter of 2014, and increased $18.1 million as compared to the first quarter of 2014. On a tax equivalent basis, our net interest margin remained unchanged at 3.20 percent for the first quarter of 2015 as compared to the fourth quarter of 2014, and decreased 1 basis point from 3.21 percent in the first quarter of 2014. See the "Net Interest Income and Margin" section below for more details.

•	Provision for Losses on Non-Covered Loans and Unfunded Letters of Credit: During the first quarter of 2015, we recorded no provision for losses on non-covered loans and unfunded

Valley National Bancorp (NYSE: VLY)
2015 First Quarter Earnings
April 30, 2015

letters of credit as compared to $4.2 million for the fourth quarter of 2014 and a $4.0 million provision for the first quarter of 2014. For the first quarter of 2015, we recognized net non-covered loan recoveries of $278 thousand as compared to net loan charge-offs on non-covered loans totaling $4.2 million and $11.9 million for the fourth quarter of 2014 and first quarter of 2014, respectively. See the "Credit Quality" section below for more details on our provision and allowance for credit losses.

•
Non-Interest Income: Non-interest income decreased $11.0 million to $18.6 million for the three months ended March 31, 2015 from $29.6 million for the fourth quarter of 2014. The decrease was mostly due to a $17.8 million gain on the sale of a Manhattan branch location during the fourth quarter of 2014. However, while there also was a reduction to non-interest income related to the changes in our FDIC loss-share receivable of $3.9 million during the first quarter of 2015, this was less than the $9.2 million reduction in the fourth quarter of 2014. Net gains on securities transactions increased $1.8 million to $2.4 million (or $1.4 million after taxes) for the first quarter of 2015 as compared to $643 thousand (or $373 thousand after taxes) in the fourth quarter of 2014. See the "Non-Interest Income" section below for additional information.

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Non-Interest Expense: Non-interest expense decreased $13.2 million to $108.1 million for the first quarter of 2015 from $121.3 million for the fourth quarter of 2014 largely due to $10.1 million of prepayment penalties incurred on the extinguishment of $275 million of long-term borrowings in December 2014. Amortization of tax credit investments also decreased by $5.6 million during the first quarter of 2015 as compared to the fourth quarter of 2014 mostly due to new purchases of tax credit investments in the fourth quarter. See the "Non-Interest Expense" section below for additional information.

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Capital Strength: Our regulatory capital ratios continue to reflect Valley’s strong capital position. Valley's total risk-based capital, Tier 1 capital, leverage capital, and Tier 1 common capital ratios were 11.29 percent, 9.39 percent, 7.12 percent and 9.39 percent, respectively, at March 31, 2015. The 2015 ratios reflect the new capital regulation changes required under the Basel III regulatory capital reform.

Gerald H. Lipkin, Chairman, President and CEO commented that, “Our first quarter of 2015 earnings were positively impacted by annualized non-covered loan growth of nearly 9 percent, strong credit quality and a 15 basis point decline in the cost of average long-term borrowings as compared to the fourth quarter of 2014. While the reduction in our cost of funds positively impacted our net interest income and margin during the first quarter, our ability to smartly grow the loan portfolio helped us mitigate the continuing negative impact of the low interest rate environment on our interest income. Our current commercial loan pipeline, including nearly $170 million from our new Florida division, appears to be solid in the early stages of the second quarter and we are optimistic that we can continue to take advantage of our strong lending markets."
Mr. Lipkin added, “In late February 2015, we completed the full systems integration related to our acquisition of 1st United Bancorp, Inc. ("1st United"). We believe our ability to put this integration quickly behind us will allow our management team to clearly focus on the tremendous lending, deposit, and other financial service expansion opportunities throughout Florida, and fully leverage our 20 branch presence and new advertising campaigns within some of the most attractive urban banking markets in

Valley National Bancorp (NYSE: VLY)
2015 First Quarter Earnings
April 30, 2015

Florida. Additionally, the completed integration has already resulted in many of the expected operating synergies during the second quarter of 2015."
Net Interest Income and Margin
Net interest income on a tax equivalent basis totaling $134.0 million for the first quarter of 2015 increased $3.4 million and $18.0 million as compared to the fourth quarter of 2014 and first quarter of 2014, respectively. Interest income on a tax equivalent basis was $172.9 million for the first quarter of 2015 and remained relatively unchanged as compared to the fourth quarter of 2014 as a $526.7 million increase in average loans (partially caused by a full quarter of the $1.2 billion of loans acquired from 1st United in November 2014) coupled with loan growth was mostly offset by a 17 basis point decline in the yield on average loans. Interest expense decreased $3.4 million to $38.9 million for the three months ended March 31, 2015. The decrease in interest expense from the fourth quarter of 2014 was primarily driven by the prepayment of $275 million in long-term borrowings, which had a combined weighted average interest rate of 4.52 percent, in late December 2014 and two less days during the first quarter of 2015. The decrease in interest expense on average long-term borrowings was partially offset by additional interest expense resulting from a $241.5 million increase in average time deposits. The increase in average time deposits resulted, in part, from a full quarter of deposits assumed from the 1st United acquisition.
The net interest margin on a tax equivalent basis of 3.20 percent for the first quarter of 2015 was unchanged as compared to linked fourth quarter of 2014, and decreased by 1 basis point from 3.21 percent for the three months ended March 31, 2014. The yield on average interest earning assets decreased by 11 basis points on a linked quarter basis. The lower yield was mainly a result of the aforementioned decrease in the yield on average loans largely caused by new and refinanced loan volumes at current interest rates that remain relatively low compared to the overall yield of our loan portfolio combined with a moderate decline in the accretion related to certain PCI loan pools. The level of yields on new loans was negatively impacted by the low market interest rates caused not only from the Fed's current monetary policy, but also from intense competition in our markets for quality commercial customers. Additionally, our higher yielding PCI loan portfolio declined $72.6 million, or 4.2 percent from December 31, 2014 to approximately $1.6 billion at March 31, 2015 due to normal repayment and prepayment activity. During the first quarter, our yield on total average investment securities also moderately declined primarily due to two less days during the period as compared to the fourth quarter of 2014. The overall cost of average interest bearing liabilities decreased by 13 basis point from 1.37 percent in the linked fourth quarter of 2014 primarily due to a 15 basis point decline in the cost of average long-term borrowing and two less days during the first quarter. Our cost of total deposits was 0.40 percent for the first quarter of 2015 compared to 0.41 percent for the three months ended December 31, 2014.
Potential future loan growth from solid loan demand in our primary markets has continued into the early stages of the second quarter of 2015 and is anticipated to positively impact our future net interest income. However, our margin continues to face the risk of compression in the future due to the relatively low level of interest rates on most interest earning asset alternatives and further repayment of higher yielding interest earning assets. We believe that the maturity of a large percentage of our high interest rate borrowings during the next 36 months will mitigate some of the margin compression risk. In the face of these challenges, we continue to tightly manage our balance sheet and explore ways to reduce our expenses to optimize our returns.

Valley National Bancorp (NYSE: VLY)
2015 First Quarter Earnings
April 30, 2015

Loans, Deposits and Other Borrowings
Non-Covered Loans. Non-covered loans are loans not subject to loss-sharing agreements with the FDIC. Non-covered loans increased $288.7 million, or 8.7 percent on an annualized basis, to approximately $13.6 billion at March 31, 2015 from December 31, 2014, despite loan repayments of $44.5 million in our non-covered PCI loan portion of this portfolio. The increase in total non-covered loans was mainly due to loan origination volumes across several loan portfolios.
Total commercial and industrial loans increased $124.7 million, or 22.3 percent on an annualized basis from December 31, 2014 to approximately $2.4 billion at March 31, 2015 due, in part, to new loan demand from both new and existing customers generally in our New York markets, including a few relatively large loan relationships. While these new loan volumes more than offset our normal repayment and refinance activity, we continued to experience significant market competition for quality credits during the first quarter.
Total commercial real estate loans (excluding construction loans) increased $64.8 million from December 31, 2014 to $6.1 billion at March 31, 2015. Loan origination volumes and demand were seen across many segments of commercial real estate borrowers in the majority of our markets. The continued organic growth within the commercial real estate portfolio was supplemented by our expanded relationships with other financial institutions in our local market and the resulting purchase of participations in multi-family loans (mostly in New York City) totaling $97.1 million during the first quarter. A sizable portion of the purchased loans are expected to qualify for CRA purposes. Construction loans outstanding totaled $538.9 million at March 31, 2015.
Total residential mortgage loans increased $70.1 million to approximately $2.6 billion at March 31, 2015 from December 31, 2014 mostly due to a moderate increase in loan origination volumes as compared to the fourth quarter of 2014, a higher amount of loan originations retained for investment purposes, and $42.8 million in loan purchases from two third party originators during the first quarter of 2015. Residential mortgage loan originations totaled approximately $121.8 million for the first quarter of 2015 as compared to $115.3 million and $64.7 million for the fourth quarter of 2014 and the first quarter of 2014, respectively. During the first quarter of 2015, Valley sold approximately $31.1 million of residential mortgage loans originated for sale.
Automobile loans increased by $18.1 million, or 6.3 percent on an annualized basis, to $1.2 billion at March 31, 2015 as compared to December 31, 2014 as our new organic loan volumes continued to be solid due to the overall strength of the U.S. auto markets. Additionally, Valley has recently added a number of Florida auto dealers to its network and anticipates that this network expansion will supplement the strong origination volumes seen over the past several quarters. Valley has achieved its growth in auto lending portfolio without participation in the subprime auto lending markets.
Home equity loans totaling $482.3 million at March 31, 2015 moderately decreased by $9.5 million as compared to December 31, 2014. New home equity volumes continue to be weak, despite the relatively favorable low interest rate environment. However, other consumer loans increased $11.5 million, or 14.8 percent on an annualized basis, to $321.8 million at March 31, 2015 as compared to $310.3 million at December 31, 2014 mainly due to continued growth and customer usage of collateralized personal lines of credit.

Valley National Bancorp (NYSE: VLY)
2015 First Quarter Earnings
April 30, 2015

Covered Loans. PCI loans for which Valley National Bank will share losses with the FDIC are referred to as “covered loans”.  Our covered loans, consisting primarily of commercial real estate loans and residential mortgage loans, decreased to $183.7 million, or 1.3 percent of total loans, at March 31, 2015 as compared to $211.9 million, or 1.6 percent of total loans, at December 31, 2014. The linked quarter decrease was mainly due to normal collection and prepayment activity, as well as the reclassification of approximately $12.3 million in covered loans to non-covered loans due to the December 2014 expiration of a commercial loss sharing agreement acquired from 1st United.
All of our covered loans, as well as non-covered PCI loans, are accounted for on a pool basis. For loan pools with higher cash flows than originally estimated at the acquisition dates, the forecasted increase in cash flows is recorded as a prospective adjustment to our interest income on loans over future periods. Additionally, on a prospective basis, we reduce the FDIC loss-share receivable by the guaranteed portion of the additional cash flows expected to be received from borrowers on those loan pools. During the first quarter of 2015, we reduced our FDIC loss-share receivable by $4.1 million due to the prospective recognition of the effect of additional cash flows from pooled loans with a corresponding reduction in non-interest income for the period, as compared to $7.3 million during the fourth quarter of 2014. We do not expect this specific type of reduction to non-interest income related to the FDIC loss-share receivable during the second quarter of 2015. Our FDIC loss-share receivable totaled $7.6 million at March 31, 2015.
Deposit Mix. Total deposits increased $182.6 million, or 1.3 percent, to approximately $14.2 billion at March 31, 2015 from December 31, 2014 due to generally higher balances in most deposit categories. Non-interest bearing deposits; savings, NOW, money market deposits; and time deposits represented approximately 30 percent, 50 percent and 20 percent of total deposits as of March 31, 2015. The composition of deposits based upon the period end balances remained relatively unchanged at March 31, 2015 as compared to December 31, 2014.
Other Borrowings. Both short- and long-term borrowings remained relatively unchanged during the first quarter of 2015 compared to the linked quarter and totaled approximately $133.9 million and $2.5 billion, respectively, at March 31, 2015. As we noted in the past, our long-term borrowings include over $1.7 billion of relatively high cost borrowings (mostly from the Federal Home Loan Bank of New York) that mature in the third quarter of 2015 through the end of 2018.  These maturities, with an average cost of 3.89 percent, are expected to substantially decrease the level of our funding costs over such periods, dependent on the level of market interest rates and our ability to obtain similar amounts of debt instruments.
Credit Quality
Non-Performing Assets. Our past due loans and non-accrual loans discussed further below exclude PCI loans. Under U.S. GAAP, the PCI loans (acquired at a discount that is due, in part, to credit quality) are accounted for on a pool basis and are not subject to delinquency classification in the same manner as loans originated by Valley. In November 2014, we acquired loans totaling $1.2 billion, after purchase accounting adjustments, from the acquisition of 1st United. All of these loans are accounted for as PCI loans.
Total non-performing assets (NPAs), consisting of non-accrual loans, other real estate owned (OREO), other repossessed assets, and non-accrual debt securities totaled $73.2 million at March 31, 2015 compared to $83.1 million at December 31, 2014 (which also included non-performing loans held for sale). The $9.9 million decrease in NPAs from December 31, 2014 was largely due to the sale of one $7.1

Valley National Bancorp (NYSE: VLY)
2015 First Quarter Earnings
April 30, 2015

million non-performing commercial real estate loan held for sale for an immaterial gain during the first quarter of 2015. Non-accrual debt securities also decreased $2.7 million to $2.0 million at March 31, 2015 as compared to $4.7 million at December 31, 2014. The decline was largely due to the sale of a previously impaired pooled trust preferred security, which resulted in a realized gain of $364 thousand during the first quarter of 2015.
Total accruing past due loans (i.e., loans past due 30 days or more and still accruing interest) increased $8.4 million to $39.6 million at March 31, 2015 as compared to $31.2 million at December 31, 2014. The increase was mostly due to fluctuations in loans past due 30 to 59 days, partially offset by moderate declines in loans past due 60 days or more. Of the $39.6 million, $7.5 million represented performing matured loans in the normal process of renewal. Although we can provide no assurances as to the future level of our loan delinquencies, we do not believe the increase in accruing past due loans represents a negative trend in the overall credit quality of our non-PCI loan portfolio at March 31, 2015.
Allowance for Credit Losses. The following table summarizes the allocation of the allowance for credit losses to specific loan categories and the allocation as a percentage of each loan category (including PCI loans) at March 31, 2015, December 31, 2014, and March 31, 2014:

	March 31, 2015		December 31, 2014		March 31, 2014
		Allocation		Allocation		Allocation
		as a % of		as a % of		as a % of
	Allowance	Loan	Allowance	Loan	Allowance	Loan
	Allocation	Category	Allocation	Category	Allocation	Category
Loan Category:
Commercial and industrial loans*	$46,657	1.98%	$45,440	2.03%	$51,965	2.57%
Commercial real estate loans:
Commercial real estate	26,335	0.43%	27,426	0.45%	22,951	0.45%
Construction	15,321	2.84%	15,414	2.91%	8,999	2.17%
Total commercial real estate loans	41,656	0.63%	42,840	0.65%	31,950	0.58%
Residential mortgage loans	4,062	0.16%	5,063	0.20%	6,856	0.28%
Consumer loans:
Home equity	1,588	0.33%	1,200	0.24%	1,047	0.24%
Auto and other consumer	3,384	0.23%	3,979	0.27%	3,056	0.26%
Total consumer loans	4,972	0.25%	5,179	0.27%	4,103	0.25%
Unallocated	7,018	—	5,565	—	7,309	—
Allowance for non-covered loans
and unfunded letters of credit	104,365	0.77%	104,087	0.78%	102,183	0.88%
Allowance for covered loans	200	0.11%	200	0.09%	7,070	8.74%
Total allowance for credit losses	$104,565	0.76%	$104,287	0.77%	$109,253	0.93%

* Includes the reserve for unfunded letters of credit.

Our non-covered loan portfolio, totaling $13.6 billion at March 31, 2015, had net loan recoveries of $278 thousand for the first quarter of 2015 as compared to net loan charge-offs of $4.0 million and $11.9 million for the fourth quarter of 2014 and first quarter of 2014, respectively. The net loan recoveries in the first quarter of 2015 were primarily due to a $3.9 million decline in gross loan charge-offs as compared to the

Valley National Bancorp (NYSE: VLY)
2015 First Quarter Earnings
April 30, 2015

fourth quarter of 2014 caused by decreases in most loan categories. During the first quarter of 2015, we recorded no provision for losses on non-covered loans and unfunded letters of credit as compared to a $4.2 million provision for the fourth quarter of 2014 and a $4.0 million provision for the first quarter of 2014.
The allowance for non-covered loans and unfunded letters of credit as a percentage of total non-covered loans was 0.77 percent at March 31, 2015 as compared to 0.78 percent and 0.88 percent at December 31, 2014 and March 31, 2014, respectively. At March 31, 2015, our allowance allocations for losses as a percentage of total loans in most loan categories moderately declined or did not significantly change as compared to December 31, 2014 due to our portfolio's credit quality and favorable economic outlook for our primary markets. Overall, total loan delinquencies and internally classified loans remained at acceptable levels of total loans at March 31, 2015, while we also experienced a low level of loan charge-offs which resulted in a modest net loan recovery during the first quarter of 2015. The first quarter net recoveries continued the positive trend in loan loss experience seen in 2014, where net loan charge-offs were at the lowest level reported since 2007. These items as well as several other factors positively impacted our estimate of the allowance for credit losses at March 31, 2015.
Our allowance for non-covered loans and unfunded letters of credit as a percentage of total non-covered loans (excluding non-covered PCI loans with carrying values totaling approximately $1.5 billion) was 0.86 percent at March 31, 2015 as compared to 0.89 percent at December 31, 2014. PCI loans, including all of the loans recently acquired from 1st United during the fourth quarter of 2014, are accounted for on a pool basis and initially recorded net of fair valuation discounts related to credit which may be used to absorb future losses on such loans before any allowance for loan losses is recognized subsequent to acquisition. Due to the adequacy of such discounts, there were no allowance reserves related to non-covered PCI loans at March 31, 2015, December 31, 2014 and March 31, 2014.
Non-Interest Income
Non-interest income decreased $11.0 million to $18.6 million for the first quarter of 2015 from $29.6 million for the linked quarter ended December 31, 2014 largely due to a $17.6 million decrease in gains on sales of assets almost entirely related to the sale of a Manhattan branch location in December 2014. However, while there also was a reduction to non-interest income related to the changes in our FDIC loss-share receivable of $3.9 million during the first quarter of 2015, this was less than compared to $9.2 million in the fourth quarter of 2014. The $5.3 million decrease in this item was mostly due to a reduction in the prospective recognition of decreases in the receivable attributable to better than originally estimated cash flows on the loan pools covered by loss-sharing agreements that expired in March 2015. Additionally, we recorded a reduction to non-interest income related to the FDIC's portion of periodic loan recoveries from closed (or "zero-balance") loan pools during the fourth quarter of 2014. Net gains on securities transactions increased $1.8 million to $2.4 million for the first quarter of 2015 as compared to $643 thousand for the quarter ended December 31, 2014 mostly due to the sale of corporate debt securities and trust preferred securities with a total unamortized cost of approximately $34.2 million (primarily due to portfolio re-positioning related to the new Basel III regulatory capital requirements) during 2015.
Non-Interest Expense
Non-interest expense decreased $13.2 million to $108.1 million for the first quarter of 2015 as compared to $121.3 million for the fourth quarter of 2014 largely due to a $10.1 million prepayment penalty paid on the extinguishment of $275 million in long-term borrowings during the fourth quarter. Amortization

Valley National Bancorp (NYSE: VLY)
2015 First Quarter Earnings
April 30, 2015

of tax credit investments decreased by $5.6 million to $4.5 million in the first quarter as compared to the fourth quarter of 2014 mostly due to additional purchases of such investments during the fourth quarter. Other non-interest expense decreased by $2.1 million to $13.5 million mainly due to a decline in losses related to OREO properties, as well as OREO expenses as compared to the fourth quarter of 2014. Professional and legal expense declined $1.8 million to $3.3 million for the three months ended March 31, 2015 as compared to the fourth quarter of 2014 mostly due to a decline in 1st United merger related expenses. Salary and employee benefits expense increased $3.9 million to $56.7 million for the first quarter of 2015 as compared to $52.8 million for the fourth quarter of 2014 primarily due to normal increases in payroll tax expense and stock-based compensation expense, combined with higher salary expenses due to a full quarter of additional staffing expenses related to our acquisition of 1st United on November 1, 2014. Net occupancy and equipment expense increased $3.4 million to $22.2 million for the first quarter of 2015 largely because of an increase in seasonal maintenance costs, such as snow removal services, as well as higher rental expense partly caused by the 1st United acquisition.
Income Tax Expense
Income tax expense was $12.3 million for the three months ended March 31, 2015 reflecting an effective tax rate of 28.8 percent, as compared to $7.8 million for the fourth quarter of 2014 reflecting an effective tax rate of 23.7 percent and $830 thousand for the first quarter of 2014 reflecting an effective tax rate of 2.4 percent. The increase in effective tax rate and tax expense in the first quarter of 2015 compared to the fourth quarter of 2014 was due to higher pre-tax income and a $7.0 million decrease in tax credits during the first quarter, as well as a $2.7 million reduction in our reserve for unrecognized tax benefits which reduced income tax expense for the three months ended December 31, 2014, which was partially offset by a $7.6 million tax charge due to the 1st United merger. The increase in effective tax rate and tax expense as compared to the first quarter of 2014 was primarily due to higher pre-tax income during the first quarter of 2015, as well as a $8.3 million reduction in our reserve for unrecognized tax benefits which reduced income tax expense for the three months ended March 31, 2014.

For the remainder of 2015, we anticipate that our effective tax rate will range from 27 percent to 29 percent primarily reflecting the impacts of tax-exempt income, tax-advantaged investments and general business credits.
About Valley
Valley National Bancorp is a regional bank holding company headquartered in Wayne, New Jersey with approximately $19 billion in assets. Its principal subsidiary, Valley National Bank, currently operates 224 branch locations serving northern and central New Jersey, the New York City boroughs of Manhattan, Brooklyn, Queens and Long Island, and southeast and central Florida. Valley National Bank is one of the largest commercial banks headquartered in New Jersey and is committed to providing the most convenient service, the latest in product innovations and an experienced and knowledgeable staff with a high priority on friendly customer service 24 hours a day, 7 days a week. For more information about Valley National Bank and its products and services, please visit www.valleynationalbank.com or call our 24/7 Customer Service Center at 800-522-4100.
Forward Looking Statements
The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s

Valley National Bancorp (NYSE: VLY)
2015 First Quarter Earnings
April 30, 2015

confidence and strategies and management’s expectations about new and existing programs and products, acquisitions, relationships, opportunities, taxation, technology, market conditions and economic expectations. These statements may be identified by such forward-looking terminology as “should,” “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to:

•	a severe decline in the general economic conditions of New Jersey, the New York Metropolitan area and Florida;

•	unexpected changes in market interest rates for interest earning assets and/or interest bearing liabilities;

•	less than expected cost savings from long-term borrowings that mature from 2015 to 2018;

•	government intervention in the U.S. financial system and the effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve;

•	claims and litigation pertaining to fiduciary responsibility, contractual issues, environmental laws and other matters;

•
our inability to pay dividends at current levels, or at all, because of inadequate future earnings, regulatory restrictions or limitations, and changes in the composition of qualifying regulatory capital and minimum capital requirements (including those resulting from the U.S. implementation of Basel III requirements);

•	higher than expected loan losses within one or more segments of our loan portfolio;

•	declines in value in our investment portfolio, including additional other-than-temporary impairment charges on our investment securities;

•	unexpected significant declines in the loan portfolio due to the lack of economic expansion, increased competition, large prepayments or other factors;

•	unanticipated credit deterioration in our loan portfolio;

•	unanticipated loan delinquencies, loss of collateral, decreased service revenues, and other potential negative effects on our business caused by severe weather or other external events;

•	higher than expected tax rates, including increases resulting from changes in tax laws, regulations and case law;

•	an unexpected decline in real estate values within our market areas;

•	higher than expected FDIC insurance assessments;

•	the failure of other financial institutions with whom we have trading, clearing, counterparty and other financial relationships;

•	lack of liquidity to fund our various cash obligations;

•	unanticipated reduction in our deposit base;

•	potential acquisitions that may disrupt our business;

Valley National Bancorp (NYSE: VLY)
2015 First Quarter Earnings
April 30, 2015

•
legislative and regulatory actions (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and related regulations) subject us to additional regulatory oversight which may result in higher compliance costs and/or require us to change our business model;

•	changes in accounting policies or accounting standards;

•	our inability to promptly adapt to technological changes;

•	our internal controls and procedures may not be adequate to prevent losses;

•	the inability to realize expected revenue synergies from the 1st United merger in the amounts or in the timeframe anticipated;

•	inability to retain customers and employees, including those of 1st United;

•	lower than expected cash flows from purchased credit-impaired loans;

•
cyber attacks, computer viruses or other malware that may breach the security of our websites or other systems to obtain unauthorized access to confidential information, destroy data, disable or degrade service, or sabotage our systems;

•	future goodwill impairment due to changes in our business, changes in market conditions, or other factors; and

•	other unexpected material adverse changes in our operations or earnings.
A detailed discussion of factors that could affect our results is included in our SEC filings, including the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2014.
We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in our expectations. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.
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-Tables to Follow-

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

SELECTED FINANCIAL DATA

	Three months ended
	March 31,	December 31,	March 31,
($ in thousands, except for share data)	2015	2014	2014
FINANCIAL DATA:
Net interest income	$132,086	$128,646	$114,024
Net interest income - FTE (1)	134,037	130,618	116,016
Non-interest income	18,645	29,563	20,738
Non-interest expense	108,118	121,267	96,099
Income tax expense	12,272	7,827	830
Net income	30,341	25,135	33,835
Weighted average number of common shares outstanding:
Basic	232,338,775	221,471,635	200,128,384
Diluted	232,341,921	221,471,635	200,128,384
Per common share data:
Basic earnings	$0.13	$0.11	$0.17
Diluted earnings	0.13	0.11	0.17
Cash dividends declared	0.11	0.11	0.11
Closing stock price - high	9.77	10.04	10.41
Closing stock price - low	9.05	9.21	9.30
FINANCIAL RATIOS:
Net interest margin	3.16%	3.15%	3.15%
Net interest margin - FTE (1)	3.20	3.20	3.21
Annualized return on average assets	0.64	0.55	0.84
Annualized return on average shareholders' equity	6.49	5.65	8.76
Annualized return on average tangible shareholders' equity (2)	9.66	8.26	12.52
Efficiency ratio (3)	71.73	76.65	71.31
AVERAGE BALANCE SHEET ITEMS:
Assets	$18,850,025	$18,307,999	$16,202,159
Interest earning assets	16,738,899	16,315,016	14,465,622
Loans	13,569,031	13,042,303	11,617,597
Interest bearing liabilities	12,598,669	12,319,782	10,838,598
Deposits	14,110,547	13,388,911	11,244,498
Shareholders' equity	1,869,754	1,780,334	1,544,640

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	As Of
	March 31,	December 31,	September 30,	June 30,	March 31,
($ in thousands)	2015	2014	2014	2014	2014
BALANCE SHEET ITEMS:
Assets	$18,980,010	$18,793,855	$16,726,410	$16,335,967	$16,344,464
Total loans	13,734,461	13,473,913	12,165,377	11,813,428	11,694,594
Non-covered loans	13,550,735	13,262,022	12,119,086	11,750,875	11,613,664
Deposits	14,216,743	14,034,116	11,861,487	11,416,052	11,267,985
Shareholders' equity	1,867,153	1,863,017	1,584,198	1,573,656	1,559,889

LOANS:
Non-covered Loans
Commercial and industrial	$2,361,987	$2,237,298	$2,076,512	$2,064,751	$2,019,099
Commercial real estate:
Commercial real estate	6,097,017	6,032,190	5,346,818	5,100,442	5,083,744
Construction	538,937	529,963	457,163	413,262	413,795
Total commercial real estate	6,635,954	6,562,153	5,803,981	5,513,704	5,497,539
Residential mortgage	2,585,782	2,515,675	2,436,022	2,461,516	2,472,180
Consumer:
Home equity	482,265	491,745	435,450	436,360	440,006
Automobile	1,162,963	1,144,831	1,091,287	1,021,782	957,036
Other consumer	321,784	310,320	275,834	252,762	227,804
Total consumer loans	1,967,012	1,946,896	1,802,571	1,710,904	1,624,846
Total non-covered loans	$13,550,735	$13,262,022	$12,119,086	$11,750,875	$11,613,664
Covered loans*	183,726	211,891	46,291	62,553	80,930
Total loans	$13,734,461	$13,473,913	$12,165,377	$11,813,428	$11,694,594
_________________________
* Loans that Valley National Bank will share losses with the FDIC are referred to as "covered loans".

CAPITAL RATIOS:
Book value	$8.03	$8.03	$7.89	$7.85	$7.79
Tangible book value (2)	5.40	5.38	5.61	5.55	5.48
Tangible common equity to tangible assets (2)	6.83%	6.87%	6.92%	7.01%	6.91%
Tier 1 leverage (4)	7.12	7.46	7.39	7.41	7.37
Tier 1 common capital (4)	9.39	N/A	N/A	N/A	N/A
Risk-based capital - Tier 1 (4)	9.39	9.73	9.58	9.80	9.72
Risk-based capital - Total Capital (4)	11.29	11.42	11.44	11.89	11.85
_________________________
N/A - Not Applicable

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	Three months ended
	March 31,	December 31,	March 31,
($ in thousands)	2015	2014	2014
ALLOWANCE FOR CREDIT LOSSES:
Beginning balance - Allowance for credit losses	$104,287	$104,559	$117,112
Loans charged-off: (5)
Commercial and industrial	(753)	(916)	(8,614)
Commercial real estate	(77)	—	(3,851)
Construction	(73)	(2,767)	(639)
Residential mortgage	(49)	(489)	(63)
Consumer	(714)	(1,391)	(1,072)
Total loans charged-off	(1,666)	(5,563)	(14,239)
Charged-off loans recovered: (5)
Commercial and industrial	1,051	720	544
Commercial real estate	23	279	1,337
Construction	437	—	—
Residential mortgage	114	4	79
Consumer	319	308	422
Total loans recovered	1,944	1,311	2,382
Net recoveries (charge-offs) (5)	278	(4,252)	(11,857)
Provision charged for credit losses	—	3,980	3,998
Ending balance - Allowance for credit losses	$104,565	$104,287	$109,253
Components of allowance for credit losses:
Allowance for non-covered loans	$102,431	$102,153	$99,639
Allowance for covered loans	200	200	7,070
Allowance for loan losses	102,631	102,353	106,709
Allowance for unfunded letters of credit	1,934	1,934	2,544
Allowance for credit losses	$104,565	$104,287	$109,253
Components of provision for credit losses:
Provision for losses on non-covered loans	$—	$4,368	$4,949
Provision for losses on covered loans	—	(201)	—
Provision for unfunded letters of credit	—	(187)	(951)
Provision for credit losses	$—	$3,980	$3,998
Annualized ratio of net charge-offs of
non-covered loans to average loans	(0.01)%	0.12%	0.41%
Annualized ratio of total net charge-offs
to average loans	(0.01)%	0.13%	0.41%
Allowance for non-covered loan losses as
a % of non-covered loans	0.76%	0.77%	0.86%
Allowance for credit losses as
a % of total loans	0.76%	0.77%	0.93%

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	As Of
($ in thousands)	March 31,	December 31,	March 31,
ASSET QUALITY: (6)	2015	2014	2014
Accruing past due loans:
30 to 59 days past due:
Commercial and industrial	$4,472	$1,630	$5,689
Commercial real estate	4,775	8,938	16,169
Construction	6,577	448	5,616
Residential mortgage	12,498	6,200	6,238
Consumer	2,875	2,982	2,685
Total 30 to 59 days past due	31,197	20,198	36,397
60 to 89 days past due:
Commercial and industrial	90	1,102	599
Commercial real estate	1,883	113	2,377
Construction	—	—	—
Residential mortgage	1,782	3,575	1,721
Consumer	837	764	613
Total 60 to 89 days past due	4,592	5,554	5,310
90 or more days past due:
Commercial and industrial	208	226	199
Commercial real estate	2,792	49	137
Construction	—	3,988	—
Residential mortgage	564	1,063	1,033
Consumer	262	152	205
Total 90 or more days past due	3,826	5,478	1,574
Total accruing past due loans	$39,615	$31,230	$43,281
Non-accrual loans:
Commercial and industrial	$8,285	$8,467	$8,293
Commercial real estate	24,850	22,098	26,909
Construction	5,144	5,223	6,569
Residential mortgage	17,127	17,760	20,720
Consumer	2,138	2,209	2,149
Total non-accrual loans	57,544	55,757	64,640
Non-performing loans held for sale	—	7,130	27,329
Other real estate owned (7)	13,184	14,249	16,674
Other repossessed assets	477	1,232	1,995
Non-accrual debt securities (8)	2,030	4,729	3,963
Total non-performing assets ("NPAs")	$73,235	$83,097	$114,601
Performing troubled debt restructured loans	$100,524	$97,743	$114,668
Total non-accrual loans as a % of loans	0.42%	0.41%	0.55%
Total accruing past due and non-accrual loans
as a % of loans	0.71%	0.65%	0.92%
Allowance for losses on non-covered loans as a % of
non-accrual loans	178.00%	183.21%	154.14%
Non-performing purchased credit-impaired loans: (9)
Non-covered loans	$35,333	$32,774	$15,534
Covered loans	9,586	14,939	14,243

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

NOTES TO SELECTED FINANCIAL DATA

(1)
Net interest income and net interest margin are presented on a tax equivalent basis using a 35 percent federal tax rate. Valley believes that this presentation provides comparability of net interest income and net interest margin arising from both taxable and tax-exempt sources and is consistent with industry practice and SEC rules.

(2)
This press release contains certain supplemental financial information, described in the Notes below, which has been determined by methods other than U.S. Generally Accepted Accounting Principles ("GAAP") that management uses in its analysis of Valley's performance. Management believes these non-GAAP financial measures provide information useful to investors in understanding Valley's financial results. Specifically, Valley provides measures based on what it believes are its operating earnings on a consistent basis and excludes material non-core operating items which affect the GAAP reporting of results of operations. Management utilizes these measures for internal planning and forecasting purposes. Management believes that Valley's presentation and discussion, together with the accompanying reconciliations, provides a complete understanding of factors and trends affecting Valley's business and allows investors to view performance in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results and Valley strongly encourages investors to review its consolidated financial statements in their a substitute for GAAP basis measures and results and Valley strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names.

	Three months ended
	March 31,	December 31,	September 30,	June 30,	March 31,
($ in thousands, except for share data)	2015	2014	2014	2014	2014
Tangible book value per common share:
Common shares outstanding	232,428,108	232,110,975	200,674,966	200,467,301	200,361,014
Shareholders' equity	$1,867,153	$1,863,017	$1,584,198	$1,573,656	$1,559,889
Less: Goodwill and other intangible assets	(612,558)	(614,667)	(458,402)	(460,369)	(462,420)
Tangible shareholders' equity	$1,254,595	$1,248,350	$1,125,796	$1,113,287	$1,097,469
Tangible book value	$5.40	$5.38	$5.61	$5.55	$5.48
Tangible common equity to tangible assets:
Tangible shareholders' equity	$1,254,595	$1,248,350	$1,125,796	$1,113,287	$1,097,469
Total assets	18,980,010	18,793,855	16,726,410	16,335,967	16,344,464
Less: Goodwill and other intangible assets	(612,558)	(614,667)	(458,402)	(460,369)	(462,420)
Tangible assets	$18,367,452	$18,179,188	$16,268,008	$15,875,598	$15,882,044
Tangible common equity to tangible assets	6.83%	6.87%	6.92%	7.01%	6.91%
Annualized return on average tangible shareholders' equity:
Net income	$30,341	$25,135	$27,682	$29,520	$33,835
Average shareholders' equity	1,869,754	1,780,334	1,581,877	1,566,829	1,544,640
Less: Average goodwill and other intangible assets	(613,556)	(562,497)	(459,210)	(461,316)	(463,266)
Average tangible shareholders' equity	$1,256,198	$1,217,837	$1,122,667	$1,105,513	$1,081,374
Annualized return on average tangible
shareholders' equity	9.66%	8.26%	9.86%	10.68%	12.52%

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

NOTES TO SELECTED FINANCIAL DATA-CONTINUED

(3)
The efficiency ratio measures Valley's total non-interest expense as a percentage of net interest income plus total non-interest income. See the "Non-Interest Expense" section to this press release for additional information.

(4)	The 2015 ratios reflect the new capital regulation changes required under the Basel III regulatory capital reform.
(5)
Includes covered commercial and industrial loan charge-offs of $277 thousand for the three months ended December 31, 2014. There were no covered loan charge-offs during the three months ended March 31, 2015 and 2014.

(6)
Past due loans and non-accrual loans exclude loans that were acquired as part of FDIC-assisted transactions (covered loans) and, acquired or purchased loans during 2012 and 2014. These loans are accounted for on a pool basis under U.S. GAAP and are not subject to delinquency classification in the same manner as loans originated by Valley.

(7)
Excludes OREO properties related to FDIC-assisted transactions totaling $8.6 million, $9.2 million, and $11.6 million, at March 31, 2015, December 31, 2014, and March 31, 2014, respectively. These assets are covered by the loss-sharing agreements with the FDIC.

(8)
Includes other-than-temporarily impaired trust preferred securities classified as available for sale, which are presented at carrying value (net of unrealized losses totaling $723 thousand, $621 thousand, and $1.4 million at March 31, 2015, December 31, 2014 and March 31, 2014, respectively) after recognition of all credit impairments.

(9)
Represent acquired and purchased loans meeting Valley's definition of non-performing loan (i.e., non-accrual loans), but are not subject to such classification under U.S. GAAP because the loans are accounted for on a pooled basis and are excluded from the non-accrual loans in the table above.

SHAREHOLDERS RELATIONS

Requests for copies of reports and/or other inquiries should be directed to Dianne Grenz, EVP, Director of Sales, Shareholder and Public Relations, Valley National Bancorp, 1455 Valley Road, Wayne, New Jersey, 07470, by telephone at (973) 305-4005, by fax at (973) 305-1364 or by e-mail at dgrenz@valleynationalbank.com.

VALLEY NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Unaudited)
(in thousands, except for share data)

	March 31,	December 31,
	2015	2014
Assets
Cash and due from banks	$394,002	$462,569
Interest bearing deposits with banks	370,712	367,838
Investment securities:
Held to maturity (fair value of $1,868,625 at March 31, 2015 and $1,815,976 at December 31, 2014)	1,825,819	1,778,316
Available for sale	843,518	886,970
Trading securities	—	14,233
Total investment securities	2,669,337	2,679,519
Loans held for sale, at fair value	3,648	24,295
Non-covered loans	13,550,735	13,262,022
Covered loans	183,726	211,891
Less: Allowance for loan losses	(102,631)	(102,353)
Net loans	13,631,830	13,371,560
Premises and equipment, net	281,236	282,997
Bank owned life insurance	377,404	375,640
Accrued interest receivable	56,590	57,333
Due from customers on acceptances outstanding	2,881	4,197
FDIC loss-share receivable	7,608	13,848
Goodwill	577,534	575,892
Other intangible assets, net	35,024	38,775
Other assets	572,204	539,392
Total Assets	$18,980,010	$18,793,855
Liabilities
Deposits:
Non-interest bearing	$4,329,265	$4,235,515
Interest bearing:
Savings, NOW and money market	7,115,243	7,056,133
Time	2,772,235	2,742,468
Total deposits	14,216,743	14,034,116
Short-term borrowings	133,866	146,781
Long-term borrowings	2,529,073	2,526,408
Junior subordinated debentures issued to capital trusts	41,292	41,252
Bank acceptances outstanding	2,881	4,197
Accrued expenses and other liabilities	189,002	178,084
Total Liabilities	17,112,857	16,930,838
Shareholders’ Equity
Preferred stock, (no par value, authorized 30,000,000 shares; none issued)	—	—
Common stock, (no par value, authorized 332,023,233 shares; issued 232,616,426 shares at March 31, 2015 and 232,127,098 shares at December 31, 2014)	81,170	81,072
Surplus	1,696,834	1,693,752
Retained earnings	135,571	130,845
Accumulated other comprehensive loss	(44,662)	(42,495)
Treasury stock, at cost (188,318 common shares at March 31, 2015 and 16,123 common shares at December 31, 2014)	(1,760)	(157)
Total Shareholders’ Equity	1,867,153	1,863,017
Total Liabilities and Shareholders’ Equity	$18,980,010	$18,793,855

VALLEY NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in thousands, except for share data)

	Three Months Ended
	March 31,	December 31,	March 31,
	2015	2014	2014
Interest Income
Interest and fees on loans	$150,482	$150,296	$131,079
Interest and dividends on investment securities:
Taxable	14,932	15,159	16,456
Tax-exempt	3,612	3,650	3,686
Dividends	1,739	1,570	1,790
Interest on federal funds sold and other short-term investments	220	267	27
Total interest income	170,985	170,942	153,038
Interest Expense
Interest on deposits:
Savings, NOW and money market	5,995	6,000	4,281
Time	7,974	7,686	6,532
Interest on short-term borrowings	94	132	318
Interest on long-term borrowings and junior subordinated debentures	24,836	28,478	27,883
Total interest expense	38,899	42,296	39,014
Net Interest Income	132,086	128,646	114,024
Provision for losses on non-covered loans and unfunded letters of credit	—	4,181	3,998
Provision for losses on covered loans	—	(201)	—
Net Interest Income After Provision for Credit Losses	132,086	124,666	110,026
Non-Interest Income
Trust and investment services	2,494	2,415	2,442
Insurance commissions	4,205	4,232	4,498
Service charges on deposit accounts	5,290	5,662	5,751
Gains (losses) on securities transactions, net	2,416	643	(8)
Fees from loan servicing	1,603	1,751	1,670
Gains on sales of loans, net	598	234	913
Gains (losses) on sales of assets, net	281	17,876	(148)
Bank owned life insurance	1,764	1,799	1,408
Change in FDIC loss-share receivable	(3,920)	(9,182)	(76)
Other	3,914	4,133	4,288
Total non-interest income	18,645	29,563	20,738
Non-Interest Expense
Salary and employee benefits expense	56,712	52,806	48,088
Net occupancy and equipment expense	22,200	18,784	20,724
FDIC insurance assessment	3,792	3,837	3,287
Amortization of other intangible assets	2,393	3,021	2,351
Professional and legal fees	3,341	5,188	3,678
Loss on extinguishment of debt	—	10,132	—
Amortization of tax credit investments	4,496	10,048	3,716
Advertising	1,729	1,852	617
Other	13,455	15,599	13,638
Total non-interest expense	108,118	121,267	96,099
Income Before Income Taxes	42,613	32,962	34,665
Income tax expense	12,272	7,827	830
Net Income	$30,341	$25,135	$33,835
Earnings Per Common Share:
Basic	$0.13	$0.11	$0.17
Diluted	0.13	0.11	0.17
Cash Dividends Declared per Common Share	0.11	0.11	0.11
Weighted Average Number of Common Shares Outstanding:
Basic	232,338,775	221,471,635	200,128,384
Diluted	232,341,921	221,471,635	200,128,384

VALLEY NATIONAL BANCORP
	Quarterly Analysis of Average Assets, Liabilities and Shareholders' Equity and
	Net Interest Income on a Tax Equivalent Basis
	Three Months Ended
	March 31, 2015			December 31, 2014			March 31, 2014
	Average		Avg.	Average		Avg.	Average		Avg.
($ in thousands)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest earning assets
Loans (1)(2)	$13,569,031	$150,488	4.44%	$13,042,303	$150,302	4.61%	$11,617,597	$131,086	4.51%
Taxable investments (3)	2,285,155	16,671	2.92%	2,284,183	16,729	2.93%	2,218,851	18,246	3.29%
Tax-exempt investments (1)(3)	540,838	5,557	4.11%	543,005	5,616	4.14%	568,960	5,671	3.99%
Federal funds sold and other
interest bearing deposits	343,875	220	0.26%	445,525	267	0.24%	60,214	27	0.18%
Total interest earning assets	16,738,899	172,936	4.13%	16,315,016	172,914	4.24%	14,465,622	155,030	4.29%
Other assets	2,111,126			1,992,983			1,736,537
Total assets	$18,850,025			$18,307,999			$16,202,159
Liabilities and shareholders' equity
Interest bearing liabilities:
Savings, NOW and money market deposits	$7,143,643	$5,995	0.34%	$6,799,900	$6,000	0.35%	$5,459,913	$4,281	0.31%
Time deposits	2,757,077	7,974	1.16%	2,515,621	7,686	1.22%	2,162,365	6,532	1.21%
Short-term borrowings	128,085	94	0.29%	169,396	132	0.31%	380,057	318	0.33%
Long-term borrowings (4)	2,569,864	24,836	3.87%	2,834,865	28,478	4.02%	2,836,263	27,883	3.93%
Total interest bearing liabilities	12,598,669	38,899	1.24%	12,319,782	42,296	1.37%	10,838,598	39,014	1.44%
Non-interest bearing deposits	4,209,827			4,073,390			3,622,220
Other liabilities	171,775			134,493			196,701
Shareholders' equity	1,869,754			1,780,334			1,544,640
Total liabilities and shareholders' equity	$18,850,025			$18,307,999			$16,202,159
Net interest income/interest rate spread (5)		$134,037	2.89%		$130,618	2.87%		$116,016	2.85%
Tax equivalent adjustment		(1,951)			(1,972)			(1,992)
Net interest income, as reported		$132,086			$128,646			$114,024
Net interest margin (6)			3.16%			3.15%			3.15%
Tax equivalent effect			0.04%			0.05%			0.06%
Net interest margin on a fully tax equivalent basis (6)			3.20%			3.20%			3.21%
_________________________

(1)	Interest income is presented on a tax equivalent basis using a 35 percent federal tax rate.

(2)	Loans are stated net of unearned income and include non-accrual loans.

(3)	The yield for securities that are classified as available for sale is based on the average historical amortized cost.

(4)	Includes junior subordinated debentures issued to capital trusts which are presented separately on the consolidated statements of condition.

(5)
Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.

(6)	Net interest income as a percentage of total average interest earning assets.